Exhibit 99.1

Nanosphere Announces First Quarter Financial and Operating Results

Corporate Highlights and Business Guidance:

•	Achieved 48 new Verigene customer placements

•	Achieved Q1 2014 revenues of $3.3 million, a 39% increase over Q1 2013

•	Reaffirmed 2014 guidance of approximately 200 new customer placements and $19 million to $21 million in revenue

•	Received FDA clearance of Verigene Gram-Negative Blood Culture Test

•	Filed application for FDA clearance of Verigene Enteric Pathogens Test

NORTHBROOK, IL – May 7, 2014 – Nanosphere, Inc. (NASDAQ: NSPH), a company enhancing medicine through targeted molecular diagnostics, today announced its first quarter 2014 financial and operating results.

“We continue to see adoption of our Verigene System across the full spectrum of microbiology labs from community-based to regional integrated delivery networks to academic medical centers,” said Michael McGarrity, Nanosphere’s president and chief executive officer. “Our expanding menu will continue to drive broader market penetration and accelerate revenue growth.”

First quarter revenue was $3.3 million compared to $2.4 million in the first quarter of 2013. The 39% year-over-year growth was driven by consumable sales that increased by 56%. Nanosphere reaffirms full year 2014 revenue guidance of $19 million to $21 million.

New customer placements in the first quarter of 2014 were 48 and full year 2014 guidance of approximately 200 new customer placements is also reaffirmed.

Costs of product sales increased to $2.0 million in the first quarter of 2014 from $1.5 million in the first quarter of 2013 due to increased volume. Gross margins increased to 38% in the first quarter of 2014 from 35% in the first quarter of 2013 driven by lower per unit cartridge manufacturing costs attributable to production cost reductions.

Selling, general and administrative expenses in the first quarter of 2014 increased to $5.6 million from $4.4 million in the first quarter of 2013 due to field sales and customer support team expansion.

Research and development expenses in the first quarter of 2014 increased to $5.2 million from $5.0 million in the same period of 2013.

Net loss for the first quarter of 2014 was $10.0 million, compared with $8.5 million in first quarter of 2013.

Cash flow for the first quarter of 2014 was negative $8.5 million. Cash at March 31, 2014 was $33.0 million. During the first quarter of 2014, Nanosphere entered into a $30 million common stock purchase agreement with Aspire Capital and amended its term loan agreement with Oxford Finance LLC and Silicon Valley Bank to extend the period for which achievement of certain financial milestones will allow us access to the second $10 million tranche of debt through September of 2014.

Conference Call & Webcast

Wednesday, May 7, 2014 @ 10:00am Eastern Time/7:00am Pacific Time

Domestic:	888-713-3595
International:	913-312-0655
Passcode:	5906215
Webcast:	www.nanosphere.us

Replays – Available through May 21, 2014
Domestic:	877-870-5176
International:	858-384-5517
Passcode:	5906215

About Nanosphere, Inc.

Nanosphere is enhancing medicine through targeted molecular diagnostics that result in earlier disease detection, optimal patient treatment and improved healthcare economics. The Company’s versatile technology platform, the Verigene® System, enables clinicians to rapidly detect the most complex, costly and deadly infectious diseases through a low cost and simple-to-use multiplexed diagnostic test. The combination of this innovative technology and Nanosphere’s customer-driven solutions keeps commitment to the patient at the forefront of its business. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.

Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investors:
Roger Moody	Michael Rice
Chief Financial Officer	Founding Partner
Nanosphere, Inc.	LifeSci Advisors
847-400-9021	646-597-6979
rmoody@nanosphere.us	mrice@lifesciadvisors.com

Media:
Lindsey Saxon
Director of Communications
Nanosphere, Inc.
847-400-9173 lsaxon@nanosphere.us

Nanosphere, Inc.

Statements of Operations

(dollars and shares in thousands except per share data)

(Unaudited)

	Three Month Periods Ended March 31,
	2014	2013
REVENUE:
Product sales	$3,283	$2,369

Total revenue	3,283	2,369
COSTS AND EXPENSES:
Cost of sales	2,023	1,537
Research and development	5,221	4,987
Sales, general, and administrative	5,644	4,384

Total costs and expenses	12,888	10,908

Loss from operations	(9,605)	(8,539)
OTHER INCOME (EXPENSE):
Foreign exchange gain (loss)	—	(2)
Interest expense	(368)	—
Interest income	3	7

Total other income (expense)	(365)	5

NET LOSS	$(9,970)	$(8,534)

Net loss per common share — basic and diluted	$(0.13)	$(0.15)
Weighted average number of common shares outstanding — basic and diluted	76,716	56,090

Nanosphere, Inc.

Condensed Balance Sheets

(dollars in thousands)

(Unaudited)

	March 31, 2014	December 31, 2013
Cash and cash equivalents	$32,996	$41,467
Accounts receivable	2,393	2,821
Inventories	9,724	8,452
Other current assets	630	248

Total current assets	45,743	52,988
Net property and equipment	4,102	3,673
Intangible assets - net of accumulated amortization	2,324	2,406
Other assets	257	284

Total assets	$52,426	$59,351

Total liabilities	$17,736	16,217
Total stockholders’ equity	34,690	43,134

Total liabilities and stockholders’ equity	$52,426	$59,351